SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CENTERSTATE BANKS, INC.

March 25, 2011

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2011 beginning at 10:00 a.m.

The accompanying notice of meeting and proxy statement more fully describe the business to be transacted at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

We hope you can attend the meeting and vote your shares in person. If you hold stock in more than one account or name, you will receive a Proxy Card for each. Regardless of whether you intend to attend the meeting, please follow the instructions on the enclosed Proxy Card and vote your shares by Internet or by dating, signing and returning the enclosed Proxy Card(s) as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the meeting, you may vote your shares in person. If you hold your shares in the name of a bank or broker, the availability of Internet voting will depend on the voting process of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form that you receive.

We want to thank you for your support during the past year. If you have any questions about the Proxy Statement, please do not hesitate to call us.

Sincerely,

/s/ Ernest S. Pinner

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CENTERSTATE BANKS, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2011

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2011 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1.	Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2012.

2.	Non-Binding Advisory Vote on Executive Compensation. To hold a non-binding advisory vote on the compensation of our Named Executive Officers.

3.	Non-Binding Advisory Vote on the Frequency for Future Advisory Votes on Compensation. To hold a non-binding advisory vote on the frequency for holding future advisory votes on the compensation of our Named Executive Officers.

4.	Ratify Appointment of Independent Auditors. To ratify the appointment of Crowe Horwath LLP as CenterState’s independent registered public accounting firm for the year ending December 31, 2011.

5.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 28, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner

Ernest S. Pinner
March 25, 2011	Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY BY INTERNET OR BY SIGNING, THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011

The proxy statement and 10K report to shareholders are available at www.centerstateproxy.com

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS, INC.

TO BE HELD ON

APRIL 28, 2011

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks, Inc. (“we,” “our,” “us,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Thursday, April 28, 2011, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to (i) elect directors to serve until the Annual Meeting of Shareholders in 2012, (ii) hold a non-binding advisory vote on the compensation of our named executive officers, (iii) hold a non-binding advisory vote on the frequency for holding future advisory votes on compensation of our named executive officers, (iv) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2011 and (v) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 25, 2011, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 25, 2011.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date and Outstanding Shares

Our Board of Directors has fixed the close of business on February 28, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 30,027,341 shares of CenterState common stock outstanding and entitled to vote held by approximately 923 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company.

Quorum and Voting Rights

A quorum for the Annual Meeting consists of the holders of a majority of the outstanding votes entitled to be cast on a matter at the Annual Meeting, present in person or represented by proxy. The shares of common stock represented by properly executed proxies will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 28, 2011. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors. If a quorum is present, the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of our independent registered public accounting firm (Proposal 4) will be approved if the votes cast favoring each such Proposal exceeds the votes cast opposing the Proposal. For the non-binding advisory vote on the frequency for holding future advisory votes on compensation of our named executive officers (Proposal 3), we will consider the choice that receives the plurality of the votes cast to be the preference of our shareholders. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 1, Proposal 2, or Proposal 3.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, FOR APPROVAL (ON AN ADVISORY BASIS) OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL (ON AN ADVISORY BASIS) OF FUTURE TRIENNIAL ADVISORY VOTING ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Revocability of Proxies

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

Solicitation of Proxies

In addition to the solicitation by mail, our officers and employees and those of our subsidiaries, without additional compensation, may solicit proxies in favor of the proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual Meeting will be borne by us.

Internet Availability of Proxy Materials

A copy of our 2010 Annual Report to Shareholders, including financial statements as of and for the years ended December 31, 2010 and 2009, accompanies this Proxy Statement.

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card or voting instruction form sent to stockholders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one- year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his or her successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting and, therefore, such individuals are standing for reelection to a one-year term expiring at the Annual Meeting of Shareholders in 2011.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his or her position and offices with CenterState other than as a director, if any, and a description of his or her principal occupation and business experience during at least the last five years. As to our directors, the following also sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

James H. Bingham, (Age: 62); Year first elected a Director: 1999;  Mr. Bingham is President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. Mr. Bingham was a founding director of CenterState and served as a director for over ten years. He also has twenty years experience as a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. Mr. Bingham’s thirty plus years experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

G. Robert Blanchard, Jr., (Age: 47); Year first elected a Director: 2005;  Mr. Blanchard is Chairman and President of WRB Enterprises, Inc., a diversified holding company. Mr. Blanchard served as a director of The Bank of Tampa, an $800 million commercial bank in Tampa, Florida, for many years. He has served as a director of CenterState since 2005, and is also a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. He also was a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. In addition to his many years experience as a director of various banks, Mr. Blanchard also contributes his organizational skills and experience from operating a variety of corporations.

C. Dennis Carlton, (Age: 58); Year first elected a Director: 2008;  Mr. Carlton is President and owner of Mid-State Realty Company (1975 – present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in the central Florida real estate, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and has served as a director on its board for over twenty years. Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values and operations is a valuable resource which is frequently used by the Board and the Company.

John C. Corbett, (Age: 42); Year first elected a Director: 2011;  Mr. Corbett is the Executive Vice President of CenterState Holding Company (2007 to present) and he is also the President, Chief Executive Officer and a Director of CenterState Bank of Florida, N.A., the Company’s lead subsidiary bank (2003 to present). Previously, Mr. Corbett was the Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003) and Vice Present and Commercial Banking Officer of First Union Bank (1990 to 1999). Mr. Corbett is a graduate of Bob Jones University in Greenville, SC. He was a founding organizer of CenterState Bank of Florida, N.A., and has served on the board of numerous civic organizations including the Florida Bankers Association, Central Florida Economic Development Council, Geneva Classical Academy, Lake Wales Chamber of Commerce, Faith Baptist Church and the Winter Haven Planning Commission. Mr. Corbett has in excess of ten years of experience and insight within our organization with responsibilities ranging from chief credit officer, numerous aspects of operations, mergers and acquisitions, business development and strategic planning. As such he brings a strong historical prospective and working knowledge of our Holding Company and subsidiary banks which the Board believes contributes considerable value as part of the Board’s deliberations and decision making process.

Bryan W. Judge, (Age 83); Year first elected a Director: 1999;  Mr. Judge is a WWII veteran and graduate of the University of Florida. He has 40 years experience in diary farming, agricultural management, real estate, investor and retail sales development. Mr. Judge was a founding director of CenterState and served as a director for over ten years. He also has twenty years experience as a director of CenterState Bank Central, N.A., one of the initial three banks which were merged together to form the Company. Mr. Judge’s perspective of business in general and the real estate market in particular over the last half of the past century is a valuable contribution to the Board as it determines strategic direction for the future.

Samuel L. Lupfer, IV, (Age 55); Year first elected a Director: 1999;  Mr. Lupfer has 35 years of experience as a sales and marketing executive. A 1976 graduate of the University of Central Florida, Mr. Lupfer was President and majority owner of Lupfer-Frakes Insurance (1991 to 2003) and Divisional President of Bouchard Insurance (2003 to 2008). He has executed eight insurance agency acquisitions, five as a buyer and three as a seller. Currently he is an employee of Bouchard Insurance managing certain insurance accounts, including CenterState, as well as managing personal investment portfolios and real estate investments. Mr. Lupfer is scheduled to retire from Bouchard Insurance on April 1, 2011. Mr. Lupfer was a founding director of CenterState and also a founding director of CenterState Bank Central Florida, N.A., one of the initial three banks which were merged together to form the Company. In addition to his experience as a bank director and business executive, Mr. Lupfer contributes his skill, experience and knowledge in risk management, strategic planning and mergers and acquisitions.

Rulon D. Munns, (Age 61); Year first elected a Director: 2006;  Mr. Munns is an attorney and shareholder of the law firm, Bogin, Munns & Munns. He is also the owner of various small businesses and real estate investment companies. Mr. Munns has been a director of the Company since 2006. He was also a director of CenterState Bank MidFlorida, N.A., which was acquired by the CenterState in 2006. In addition, Mr. Munns is also a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. As an attorney, he contributes his experience and skill as a board resource primarily as it relates to real estate related law, as well as a businessman and entrepreneur.

G. Tierso Nunez II, (Age 57); Year first elected a Director: 2004;  Mr. Nunez is a certified public account and auditor with 35 years experience including a variety of financial institutional experience. Since 1992, he has been President and majority owner of GT Nunez & Associates, P.A., a certified public accounting firm. Mr. Nunez has been a board member since 2004, at which time the Company was required to implement Section 404 of the Sarbanes-Oxlely Act of 2002. The board believed it was important to the Company to recruit a qualified CPA with financial institution experience to fill the requirement of “financial expert” on the board’s audit committee. Mr. Nunez has served on the audit committee since 2004, and has been designated as the financial expert pursuant to the Sarbanes-Oxley Act of 2002.

Thomas E. Oakley, (Age 68); Year first elected a Director: 2002;  Mr. Oakley is President of Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 – 2005). Mr. Oakley was a director of CenterState since 2002. He was also a founding director of CenterState Bank of Florida, N.A., which was acquired by CenterState in 2002. Mr. Oakley serves on the audit committee, chairs the compensation committee and chairs the nominating committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 63); Year first elected a Director: 2002;  Mr. Pinner is Chairman of the Board, Chief Executive Officer and President of CenterState. He has been actively involved in the banking business in Central Florida over the past forty years. Mr. Pinner is also the chairman and/or director of each of the Company’s two subsidiary banks. He was the founding President and CEO of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the CenterState group in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience at all levels of a financial institution (both regional and community banking), to the Board of Directors of CenterState.

J. Thomas Rocker, (Age 68); Year first elected a Director: 1999;  Mr. Rocker is a retired executive and investor. Between 1970 and 2001, he was the CEO and owner of Arctic Services, Inc. Mr. Rocker was a founding director of CenterState. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Rocker also is a current director of CenterState Bank of Florida, N.A., the Company’s largest subsidiary bank. Mr. Rocker chairs the audit committee and is a member of the compensation committee. Mr. Rocker contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Gail Gregg-Strimenos, (Age 63); Year first elected a Director: 2006;  Ms. Gregg-Strimenos is an interior designer and is Chairman of the Board of Family Dynamics and 1st Impression Design, LLC. Ms. Stremenos was a founding director of CenterState Bank MidFlorida, which was acquired by the Company in 2006. She was also a director of CenterState Bank, N.A. Ms. Strimenos serves on the compensation committee and the nominating committee. Ms. Strimenos contributes her many years of experience as an entrepreneur and her skills and insights in formulating and evaluating business strategies.

Director Independence

CenterState’s common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of CenterState’s directors be “independent,” as defined by the Nasdaq’s rules. The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the Nasdaq rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following 10 of our 12 directors are independent under the Nasdaq guidelines: Messrs. Bingham, Carlton, Foster, Judge, Munns, Nunez, Oakley, Rocker and Blanchard, and Ms. Gregg-Strimenos. Although Mr. Lupfer and Mr. Munns are independent pursuant to the Nasdaq guidelines, they are not considered independent pursuant to the Sarbanes-Oxley Act of 2002, and as such are not permitted to be an audit committee member (see, “CERTAIN RELATED TRANSACTIONS” included in this proxy statement). As members of management, Mr. Pinner and Mr. Corbett are not considered independent.

Board Leadership Structure and the Board’s Role in Risk Oversight

Currently, CenterState’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for CenterState. Currently, CenterState does not have a “lead” independent director

The CenterState Board believes that its leadership structure does not affect its risk oversight. CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, 10 of the 12 CenterState directors are independent under the Nasdaq guidelines. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating Committees are comprised solely of independent directors. Also, CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, executive compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Management is responsible for day-to-day management of the risks CenterState faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board manages its risk oversight function of CenterState as follows. First, the audit committee, whose members are independent as defined above, meet with management, internal audit and the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. They ask questions of management as well as the auditors. Each quarter, they have the opportunity to meet with the independent auditors privately, without management present. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics, both on a consolidated basis and on a bank level basis. The financial data is compared to the annual budget which is approved by the Board on an annual basis, as well as actual prior year results. Second, the compensation committee, who members are also independent, has hired a professional compensation consultant, and has met with the consultant, with management present and without management present, and based on the reports of the consultant has determined that the Company’s compensation incentive programs do not encourage unnecessary risks that could threaten the value of the institution. Lastly, at the close of each Board of Directors meeting during the past year (excluding telephonic meetings) the directors have an executive session, in private, without any management present. The Board does not believe that CenterState’s compensation policies and practices encourage excessive or unnecessary risk-taking or are reasonably likely to result in a material adverse effect on CenterState.

Additional Corporate Governance Information and Code of Ethics

For additional information about our corporate governance, please refer to our website at www.centerstatebanks.com under Investor Relations/Governance Documents. Information available at this website includes our Code of Ethics and the charters of each of the committees of the Board. This information is also available in print, free of charge upon request addressed to: CenterState Banks, Inc., Attention: Chairman and Chief Executive Officer, 42745 U.S. Highway 27, Davenport, Florida 33837.

Information about the Board of Directors and Its Committees

Our Board of Directors held 12 meetings during the year ended December 31, 2010, of which eight were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors had appointed four committees during 2010. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2010 follows:

The Strategic Planning Committee is responsible for initiating and guiding strategic direction of CenterState. The current members of this committee consist of Messrs. Blanchard, Foster, Carlton and Pinner (Chairman). The committee did not hold any meetings during 2010. Initiating and guiding the strategic direction of CenterState occurred at Board level during the entire year.

Our Board has established a loan review and approval process for the largest and more complex credit arrangements. First, each of our subsidiary banks has a board of directors who have the overall responsibility for lending for that particular bank. Our directors have representation at the director level at each of our subsidiary banks, and Chairman Pinner either chairs or is represented on each of these boards. Second, although each subsidiary bank board has the overall responsibility for lending for that particular bank, loan requests in excess of certain limits must be approved by the senior corporate loan committee whose members are the CEOs of each our subsidiary banks and Chairman Pinner. Although a majority vote from this committee is required to approve these types of loan requests, Chairman Pinner has veto power over the approval. Lastly, any loan in excess of $4 million or credit relationship in excess of $8 million is reported to the corporate Board of Directors for its review and comments. In essence, the corporate Board of Directors monitors the activities of the senior corporate loan committee.

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting.

Executive Officers

The following lists our executive officers, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Ernest S. Pinner, (Age 63); Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to December 2010, at which time these two banks were merged into CenterState Bank of Florida, N.A.); Chairman of CenterState Bank of Florida, N.A. (2002 to present); Chairman of the Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; Director of Valrico State Bank (2007 to present); President and Chief Executive

Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

John C. Corbett, (Age 42); Executive Vice President of CenterState Holding Company (2007 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President and Commercial Banking Officer of First Union National Bank (1990 to 1999).

James J. Antal, (Age 59); Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992).

Stephen D. Young, (Age 34); Corporate Treasurer of CenterState Holding Company (May 2010 to present); Executive Vice President and Chief Operating Officer of CenterState Bank of Florida, N.A. responsible for the correspondent banking, wealth management, residential lending and prepaid card divisions (December 2010 to present); Executive Vice President and Chief Financial Officer of CenterState Bank of Florida, N.A. (2002 to 2010); Senior accountant with the NCT Group CPAs LLP (2001 to 2002); and with Deloitte & Touche LLP (1998 to 2001).

Rodney A. Anthony, (Age 43); Senior Vice President and Chief Operations Officer of CenterState Holding Company (July 2009 to present); Director of Information Technology (February 2005 to July 2009). Beginning December 2010 Mr. Anthony assumed the position of Executive Vice President of Operations and Technology at our lead subsidiary bank, CenterState Bank of Florida, N.A. Previous to joining the Company, Mr. Anthony had 12 years of information technology, logistics and strategic sourcing experience in various industries including international experience.

Jerry L. Ball, (Age 58); President and Chief Executive Officer of Valrico State Bank (1997 to present); Executive Vice President and Cashier of Valrico State Bank (1989-1997); Vice President of First Union Bank (1980-1989).

Daniel E. Bockhorst, (Age 47); Corporate Chief Risk Officer (2010 to present) and Executive Vice President of subsidiary bank, CenterState Bank of Florida effective December 2010. Director of special loans, Florida, for the Royal Bank of Canada, USA (2008-2010); Executive Vice President and Senior Lender for Indian River National Bank (2004-2008); Senior Vice President Commercial Lender, Fifth Third Bank (1986-2004).

Management and Principal Stock Ownership

The following sets forth, as of February 28, 2011, the stock ownership of each of our directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 28, 2011 were prior Director Lawrence W. Maxwell (5.3%), P.O. Box 5252, Lakeland, FL 33807; Wellington Management Co., LLP (8.1%), 75 State Street, Boston, MA 02109; Heartland Advisors, Inc. (6.1%), 789 North Water Street, Milwaukee, WI 53202; and BlackRock, Inc. (5.0%), 40 East 52nd Street, New York, NY 10022.

Directors	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	144,930 shares (f)	0.48%
G. Robert Blanchard, Jr.	320,278 shares (g)	1.07%
C. Dennis Carlton	165,334 shares (h)	0.55%
John C. Corbett	75,556 shares (i)	0.25%
Bryan W. Judge	118,728 shares (j)	0.40%
Samuel L. Lupfer, IV	120,208 shares (k)	0.40%
Rulon D. Munns	12,848 shares (l)	0.04%
G. Tierso Nunez II	13,600 shares (m)	0.05%
Thomas E. Oakley	212,731 shares (n)	0.71%
Ernest S. Pinner	284,781 shares (o)	0.94%
J. Thomas Rocker	66,676 shares (p)	0.22%
Gail Gregg-Strimenos	112,436 shares (q)	0.37%

Named Executives
Ernest S. Pinner	284,781 shares (o)	0.94%
John C. Corbett	75,556 shares (i)	0.25%
James J. Antal	55,491 shares (r)	0.18%
Stephen D. Young	18,300 shares (s)	0.06%
Rodney A. Anthony	12,680 shares (t)	0.04%

All Directors and Executive
Officers as a group
(17 individuals)	1,795,133 shares	5.90%

Other 5% owners
Lawrence W. Maxwell (b)	1,599,783 shares (b)	5.33%
Wellington Management (c)	2,499,842 shares (c)	8.33%
Heartland Advisors (d)	1,818,250 shares (d)	6.06%
BlackRock, Inc. (e)	1,501,103 shares (e)	5.00%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from February 28, 2011. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated, directors possessed sole voting and investment power as to all shares of CenterState common stock set forth opposite their names.

(b)	Information was obtained from the last SEC Form 4 filed by Mr. Maxwell. Mr. Maxwell’s offices are located at P.O. Box 5252, Lakeland, FL 33807.

(c)	Information is as of December 31, 2010 as reported by Wellington Management Co., LLP on its SEC Form 13G filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(d)	Information is as of December 31, 2010 as reported by Heartland Advisors, Inc on its SEC Form 13G filing. Heartland Advisors, Inc. is located at 789 North Water Street, Milwaukee, WI 53202.

(e)	Information is as of December 31, 2010 as reported by BlackRock, Inc. on its SEC Form 13F filing. BlackRock, Inc. is located at 40 East 52nd Street, New York, NY 10022.

(f)	James H. Bingham. The nature of his beneficial ownership is as follows: 56,934 shares are held by a trust he controls, 3,976 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 3,512 shares are owned by a company he controls, 1,222 shares are owned by a dependent child, 75,202 shares are owned individually, including those held in his retirement account, and 3,600 shares represent presently exercisable options. (No shares are pledged as security.)

(g)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 7,644 shares are owned individually, 309,034 shares are owned by a corporation he controls and 3,600 shares represent presently exercisable options. (237,350 shares are pledged as security.)

(h)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 57,531 shares are held by several Trusts he controls, 107,203 shares are owned individually and 600 shares represent presently exercisable options. (No shares are pledged as security.)

(i)	John C. Corbett. The nature of his beneficial ownership is as follows: 5,000 shares are owned by his IRA account, 26,056 shares are owned individually and 44,500 shares represent presently exercisable options. (No shares are pledged as security.)

(j)	Bryan W. Judge. The nature of his beneficial ownership is as follows: 964 shares are owned individually, 114,164 shares are owned jointly with his spouse, and 3,600 shares represent presently exercisable options. (71,422 shares are pledged as security.)

(k)	Samuel L. Lupfer, IV. The nature of his beneficial ownership is as follows: 99,208 shares are owned by a Trust he controls, 400 shares are owned by a dependent child, 17,000 shares are owned individually in his retirement account and 3,600 shares represent presently exercisable options. (No shares are pledged as security.)

(l)	Rulon D. Munns. The nature of his beneficial ownership is as follows: 9,248 shares are owned jointly with spouse and 3,600 shares represent presently exercisable options. (No shares are pledged as security.)

(m)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 10,000 shares are owned individually and within his IRA and 3,600 shares represent presently exercisable options. (No shares are pledged as security.)

(n)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 54,275 shares are owned individually and 3,600 shares represent presently exercisable options. (153,266 shares are pledged as security.)

(o)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 59,181 shares are owned individually including amounts in his IRA and 225,600 shares represent presently exercisable options. (32,180 shares are pledged as security.)

(p)	J. Thomas Rocker. The nature of his beneficial ownership is as follows: 31,770 shares are owned individually including those held in his IRA account, 7,430 shares are owned jointly with his spouse, 5,000 are owned by a Trust he controls, 18,876 shares are owned by his spouse and 3,600 shares represent presently exercisable options. (No shares are pledged as security.)

(q)	Gail Gregg-Strimenos. The nature of her beneficial ownership is as follows: 2,218 shares are owned individually, 19,972 shares are owned jointly with her spouse, 61,026 shares are owned by Trusts that she controls, 2,000 shares are owned by her limited liability company and 27,220 shares represent presently exercisable options. (No shares are pledged as security.)

(r)	James J. Antal. The nature of his beneficial ownership is as follows: 8,491 are owned individually and 47,000 shares represent presently exercisable options. (No shares are pledged as security.)

(s)	Stephen D. Young. The nature of his beneficial ownership is as follows: 5,800 shares are owned individually and 12,500 shares represent presently exercisable options. (No shares are pledged as security.)

(t)	Rodney A. Anthony. The nature of his beneficial ownership is as follows: 1,480 shares are owned individually and 11,200 shares represents presently exercisable options. (No shares are pledged as security.)

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee hereby states that it has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

In addition, the Compensation Committee certifies that it has reviewed with the senior risk officer the incentive compensation arrangements (collectively the “incentive plans”) of the senior executive officers (“SEOs”), employee groups and any individual employees and has made all reasonable efforts to ensure that incentive plans are balanced with respect to risk to both the Company and subsidiary Banks and, specifically, do not encourage the SEOs, any employee or employee group to take unnecessary and excessive risks that threaten the value of CenterState

The Compensation Committee (the “Committee”) of our Board of Directors is composed of four members, each of whom is an independent director under the Nasdaq rules. The current members are Messrs. Oakley (Chairman), Judge and Rocker, and Ms. Gregg-Strimenos. These are the same independent director members who served on this Committee in the prior year. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, which generally occurs either late in April or early May, the board appoints committee members, including Compensation Committee members, to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present during executive sessions.

The Committee has adopted a Charter (“Compensation Committee Charter”) which was approved by the Company’s Board of directors. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2010, the Committee held three meetings in person and two by telephone. The Committee’s authority and responsibilities, as described in the Charter, are as follows:

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus and profit sharing payments for each major business unit of our Company; (2) review and approve the compensation of our CFO, COO and subsidiary bank Presidents based on recommendations of our CEO; (3) evaluate the performance and determine the compensation of our CEO; (4) review and evaluate all incentive compensation arrangements within the Company, including subsidiary Banks, to ensure that they are balanced from an overall risk perspective; and (5) review, evaluate and either approves or submits to the full Board of Directors any other material aspect of compensation from a Company perspective that arises during the course of a given fiscal year.

Compensation Committee

Thomas E. Oakley, Chairman

J. Thomas Rocker

Bryan W. Judge

Gail Gregg-Strimenos

Compensation Discussion and Analysis

Executive Summary

In 2010, we reported our second consecutive annual loss in the Company’s history. However, this loss was the result of a strategic sale of troubled loans in the wholesale debt market during the third quarter. The Company reported modest profits in the other three quarters during the year. This one time event was recorded at the Holding Company’s subsidiary R4ALL, Inc. As such, although the Company reported a loss for the year on a consolidated basis, its lead subsidiary bank was profitable. The lead subsidiary bank also acquired three failed financial institutions from the FDIC, growing the balance sheet and enhancing profitability. It also hired two different seasoned experienced management teams and opened a new branch for each in two different markets. The lead bank also recruited a wealth management team to help it grow its overall fee income. As a result of these events, and as a result of our pay-for-performance philosophy, the SEOs at the lead subsidiary bank level were granted larger incentive awards for 2010 compared to the Holding Company SEOs.

We also awarded long-term stock grants to our SEOs in February 2010, which generally vest at a rate of 10% per year over a ten year period. The purpose of the restricted stock grants was to ensure that the executives were focused on the long term profitable growth of the Company in a safe and sound manner. At the same time, grants of restricted stock also serve the dual purpose of motivating retention of our key executives over a long period of time.

With the assistance of our compensation consultants, we redesigned our incentive compensation guidelines effective January 2011. The new plans are discussed further in our Compensation Discussion and Analysis (“CD&A”). The overall objective of the redesign of our 2011 incentive plan guidelines was to move the

Company to a singular incentive plan approach consistent with the organizational consolidation in 2010. As such, the 2011 plan is funded based upon achieving both profit and credit quality goals. In addition, the guidelines call for 50% of any award for the SEOs to be held back for two years and to be paid based upon achievement of credit quality goals. The goal of the plan is simple: to deliver sound profitable results to the Company and its shareholders now and in the future. The details of the plan are provided within this CD&A.

We also entered into Supplemental Executive Retirement Plans (“SERPs”) and employment agreements with our SEOs, which are discussed and described further under Pensions Benefits and Potential Payments upon Termination or Change in Control sections of this document. The purpose of the SERP plans is to retain the executive team, ensure they are focused on the long term sound performance of the Company as well as to be competitive on the basis of total compensation in the markets in which we operate.

For additional information regarding our risk management practices, including as to compensation, see Compensation Risk Management in this CD&A and “Election of Directors—Board Leadership Structure and the Board’s Role in Risk Oversight.”

Role of Executives in Setting Pay

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and shares with them the basis for his recommendations. The Committee, at their discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO will also present bonus and profit sharing payment recommendations in the aggregate by business unit and seek the Committee’s approval. The Committee will evaluate the CEO’s performance and determine his compensation without the CEO present.

Use of Compensation Consultants

We engaged the compensation consulting firm of McLagan, an AON Hewitt company (formerly Amalfi Consulting, LLC through December 16, 2010) during 2010 to advise and assist the Compensation Committee on all its various responsibilities. McLagan assisted both the Company and the subsidiary Banks with their respective compensation needs during the course of 2010. McLagan reports to the Compensation Committee and the committee has full authority to manage any and all projects that McLagan performs for the Company.

Early in 2010, the Committee amended the Company’s Incentive Compensation Guidelines, based on recommendations from McLagan, to include a partial deferral of annual cash incentive compensation awards for a period of two years and make the potential payments contingent on certain credit gates. The Committee reviewed the CD&A with management and reviewed, discussed and analyzed each incentive compensation plan with the Company’s senior risk officer and McLagan, as well as senior management. Based on recommendations from McLagan, the Committee, on behalf of the Company, entered into SERP and employment agreements with our SEOs during the year.

Compensation Benchmarking

The Compensation Committee takes into account a number of factors when determining pay levels for the SEOs. The committee evaluates both quantitative factors of how the Company is performing, how the local markets we operate in are performing in the current economic environment, and market based compensation information as well as qualitative factors such as how the individual SEO is performing, internal pay equity, unusual or extraordinary events, etc. Specifically related to compensation, the Compensation Committee utilizes comparisons to our peers as a benchmark of the Company’s compensation to the peer group companies. We believe, however, that a benchmark should be just that—a point of reference for measurement—but not the sole factor for our executives’ compensation. Further, given the limitations associated with comparative pay information for setting individual executive compensation the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The Compensation Committee established our current peer group of companies in 2010. With the assistance of our compensation consultant, the Committee reviews the composition of the peer group annually to ensure that companies are relevant for comparative purposes. During 2010 the peer group was formed based upon the following criteria: banks with assets from $1.4 billion to $4 billion; located in AL, AR, FL, GA, LA, MS, NC, SC, TN, or TX; return on average equity > -25%, non-performing assets as a percent of assets < 9%, and a commercial loan portfolio as a percent of the total portfolio > 45%. Note in the table below “LTM” denotes values as of the last twelve months.

	State	Assets 9/30/2010 ($000)	Return on Average Equity (ROAE) LTM 9/30/2010 (%)	Non-Performing Assets / Assets (NPAs/Assets) 9/30/2010 (%)
Renasant Corp.	MS	3,593,872	0.43	4.12
First Bancorp	NC	3,318,342	0.58	3.26
First Financial Bankshares	TX	3,335,595	1.69	0.68
Simmons First National Corp.	AR	3,025,125	0.9	1.65
Bank of the Ozarks Inc.	AR	3,176,152	2.05	2.94
Capital City Bank Group Inc.	FL	2,650,744	-0.29	5.6
SCBT Financial Corp.	SC	3,618,646	1.68	2.36
Home BancShares Inc.	AR	3,038,889	1.34	4.25
Green Bankshares Inc	TN	2,529,332	0.03	6.31
Ameris Bancorp	GA	2,421,910	-1.84	7.83
ViewPoint Financial Grp Inc	TX	2,764,461	0.46	0.85
NewBridge Bancorp	NC	1,930,842	-0.22	4.39
Capital Bank Corp.	NC	1,694,336	-1.31	5.76
Southern Community Fin’l	NC	1,660,115	-0.9	4.47
First M&F Corp.	MS	1,568,390	-1.54	5.28
BNC Bancorp	NC	2,161,991	0.95	1.74
MetroCorp Bancshares Inc.	TX	1,624,159	-0.59	4.9
Southeastern Bank Finl Corp.	GA	1,580,928	-0.38	2.53
Wilson Bank Holding Co.	TN	1,524,706	0.63	3.43
CenterState	FL	2,123,443	-0.54	3.24

Compensation Components

Our compensation plan for the SEOs includes base salary, profit sharing, cash based short-term annual incentives, long-term incentives, employment agreements, split dollar agreements and deferred compensation arrangements. This section describes each component’s design and intent.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use published industry surveys as our guide to determine various salary ranges.

401K Profit Sharing payment guidelines. All employees, including our SEOs, are eligible for a discretionary 401K profit sharing payment of between 0% and 10% of their qualifying compensation. Qualifying compensation begins on the first day of the calendar quarter after the individual has been employed by the Company, or any of its subsidiaries, for six months. Qualifying salary is W2 cash compensation excluding any cash bonus payments. The payment is based on consolidated ROA, in the case of holding company employees, and subsidiary ROA for each individual subsidiary bank. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines. The payment is made on a discrete prorated basis between threshold and maximum performance levels as shown below:

	Discretionary 401K Profit Sharing Payment
	Holding Company employees		Subsidiary Bank employees
	Consolidated ROA	Contribution as a % of Qualifying Compensation	Subsidiary Bank ROA	Contribution as a % of Qualifying Compensation
No 401K profit sharing payment	0.19% or below	0.00%	0.39% or below	0.00%
Threshold performance level	0.20%	2.00%	0.40%	2.00%
Maximum performance level	1.30% or higher	10.00%	1.50% or higher	10.00%

Any of the subsidiary bank presidents can option out of the 401K payment in lieu of a cash payment, if approved by the Compensation Committee. If a cash payment is chosen, then each employee in that particular business unit will receive cash in lieu of a 401K payment. There can be discrimination between business units but not within a business unit.

Annual Incentives. Our SEOs can receive annual cash bonus payments determined by formulas that are correlated to earnings and growth for their particular business unit. As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Our incentive compensation plan for our listed SEOs has two components. The first component will pay an amount that is a derivative of return on average assets (“ROA”) for the Company or subsidiary Bank for the respective SEO. The concept is the higher the ROA and the larger the average assets during the plan year will result in a higher payment. Most of the total payment is weighted toward this first component. There is no maximum performance level for ROA. For illustrative purposes we show a “notional” maximum ROA performance level in the tables below. The second component reinforces our growth goals. Growth rates are calculated by comparing total average assets for the plan year to average assets in the prior year. The larger the growth rate results in a larger payment. There is no incremental increase in payment for growth rates in excess of 25%. The total payment for each of these executives is the aggregate of both components. These payments are expected to be directionally consistent with the Company’s earnings and growth. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination.

	Component 1: ROA				Component 2: Asset Growth
	Threshold ROA	Payment at Threshold	Notional Maximum ROA	Payment at Maximum	Threshold Asset Growth	Payment at Threshold	Maximum Asset Growth	Payment at Maximum
Holding Company SEOs: Assumes $2.5 billion in consolidated assets
Pinner	0.40%	$25,000	1.50%	$565,000	4%	$12,500	25%	$171,500
Antal	0.40%	$15,000	1.50%	$258,000	4%	$5,625	25%	$77,175
Anthony	0.40%	$15,000	1.50%	$231,000	4%	$5,000	25%	$68,600
Subsidiary Bank SEOs: Assumes $1.5 billion in consolidated assets
Corbett	0.60%	$15,000	1.70%	$508,500	4%	$26,250	25%	$266,400
Young	0.60%	Note 1	1.70%	Note 1	4%	Note 1	25%	Note 1

Note 1: For fiscal year 2010, Mr. Young was included in a bonus pool. The bonus pool is allocated to each of the senior officers of the subsidiary bank based on the discretion of subsidiary bank CEO Corbett, and approved by the subsidiary bank’s compensation committee.

Commencing in 2010, incentive compensation payments awarded to certain SEOs contain a holdback provision to ensure long-term focus on credit quality. By holding back a portion of the annual bonus payment, and making the payment contingent upon credit quality metrics, helps mitigate potential unnecessary risks and the potential for manipulation of reported earnings to enhance the compensation of the employee. For applicable SEOs, a portion of the incentive compensation award will be paid currently and a portion will be deferred for two years. The specific allocations for each SEO are shown in the table below. The amount of the deferred cash payment will equal the holdback percentage at date of determination (the last day of the performance year) and will be increased or decreased based on the change of the closing price of the Company’s common stock, as reported by NASDAQ, between the grant date and the vesting date, two years in the future. In addition, there are several other contingencies placed on the executive. First, the SEO must remain employed over the full two year period; otherwise the deferred amount is forfeited. Second, the credit quality needs to achieve certain performance thresholds over the two year deferral period. The credit quality is measured through a comparison to its peer group, as shown below, with regard to the average NPA ratio (NPA ratio is defined as non-performing assets divided by total assets) over the eight quarters beginning with the end of the performance year and ending on the two year anniversary date.

	Incentive Compensation Allocation		Deferred Payment Credit Triggers NPA Ratio relative to Peer Group
	Current Payment	Deferred Payment	No Payment	1/3 Payment	2/3 Payment	Payment at Maximum
Holding Company: Peer group – All Florida public Florida banks with assets > $500 million
			< 40th Percentile	40th – 50th Percentile	50th – 60th Percentile	>= 60th Percentile
Pinner	50%	50%
Antal	50%	50%
Anthony	50%	50%
Subsidiary Banks: Peer group – All Florida public Florida banks at least 5 years old with assets > $100 million
			< 40th Percentile	40th – 50th Percentile	50th – 60th Percentile	>= 60th Percentile
Corbett	60%	40%
Young	100%	0%

Stock Based Compensation. Our Compensation Committee and/or Board of Directors award incentive stock options (“ISOs”) and restricted stock grants. Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These stock based awards generally have ten-year lives with vesting periods ranging from three to ten years. We believe larger grants with longer vesting periods is a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock based awards to our executives, it better aligns the interest of the executives with the interest of our shareholders. Stock based compensation received by each listed executive was determined by the Compensation Committee based solely on their judgment and discretion.

Employment Agreements. Each of our named SEOs has an Employment Agreement. The agreements provide for the following:

•

Term of Employment. Each employment agreement has a term of employment of three years from the effective date of the agreement. On the first anniversary date of the effective date and on each anniversary thereafter, the agreement is automatically extended for one additional year unless the Board of Directors determines not to extend the term.

•

Reimbursement of Business Expenses and Fringe Benefits. Subject to guidelines issued from time to time by the Company, the SEO is entitled to reimbursement for all reasonable business expenses incurred performing his duties and obligations, including but not limited to reasonable business travel and entertainment expenses, including country club memberships, and reasonable expenses for attendance at periodic industry and trade association meetings and conferences.

•	Vacation and sick leave. The SEO is entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Company.

•	Employee Benefit Plans. The SEOs entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•

Disability Insurance. The Company will reimburse the SEO (except for Mr. Pinner) the cost to purchase and maintain disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000. The amount reimbursed by the Company shall be grossed up to compensate the SEO for related Federal and State income taxes imposed on the SEO as a result of the reimbursement.

•	Incentive Bonus Plans. The SEO is entitled to participate in the incentive bonus plans, applicable to his employment position, in accordance with policies and procedures established from time to time.

•

Non-Compete and Non-Solicitation. The SEOs are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination, except following a change in control.

See the discussion entitled “Potential Payments upon Termination or Change in Control” which provides the amount of compensation each SEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Each of our named executives, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. We believe this is another way of helping to retaining our executives.

Deferred Compensation Agreements. Each SEO has entered into Supplemental Executive Retirement Plans (“SERP”) with the Company. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, Young and Anthony. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, 30% in the case of Mr. Anthony and 20% in the case of Mr. Antal. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each SEO would receive under various termination events based upon the SERP agreements. The agreements include one year non compete and non solicitation restrictions, except following a change in control.

Compensation Risk Management

We have a senior risk officer, who was appointed by the Compensation Committee, and reports directly to our Chairman and CEO. The senior risk officer reviews and analyzes the Company’s compensation plans and arrangements. The senior risk officer periodically meets with the Compensation Committee and discusses his findings and conclusions.

The Compensation Committee also hired an independent compensation consulting firm, who also reviewed the Company’s various compensation arrangements. The independent consultant then met with the Compensation Committee with management present and without management present. The consultant reviewed and discussed his finding with the Committee.

Based on the reports and discussions with the Company’s senior risk officer and with the independent compensation consultant, the Committee determined that the Company’s compensation arrangements do not encourage unnecessary risks that could threaten the value of the Company.

Compensation for Fiscal Year 2010

Base Salary. The Compensation Committee granted base salary increases for the listed senior executive officers effective January 1, 2010 as listed below.

James J. Antal	increased $12,000 (6.3%) to a new annual base salary of $202,000 effective January 1, 2010
John C. Corbett	increased $40,000 (19%) to a new annual base salary of $250,000 effective January 1, 2010
Stephen D. Young	increased $40,000 (28.6%) to a new annual base salary of $180,000 effective January 1, 2010
Rodney A. Anthony	increased $23,333 (16.4%) to a new annual base salary of $166,000 effective January 1, 2010

Mr. Pinner’s base salary was not increased in 2010, but in lieu of a salary increase, Mr. Pinner started receiving customary Board of Director fees commencing on April 1, 2010. Previously, Mr. Pinner was the only director not receiving Board fees from the Company or any of its subsidiary bank boards. Mr. Corbett’s salary was adjusted by the Compensation Committee mid year during 2010, increasing his base salary from $250,000 to $275,000 effective July 1, 2010. Mr. Corbett does not receive board fees from the Company or any subsidiary bank. Base salaries for the named SEOs are generally reviewed and adjusted effective with the first day of January each year. This year, the base salaries of the SEOs were not increased effective January 1, 2011.

401K Profit Sharing. There was no 401K profit sharing payments awarded for 2010 to any of the listed SEOs, nor to any other employee throughout the Company. However, one of the subsidiary banks qualified for a contribution, but that business unit elected to take cash in lieu of a discretionary contribution to their 401K accounts. As employees of that subsidiary bank, Mr. Corbett and Mr. Young participated in this award which amounted to 3.8% of their base salary, or $10,450 and $6,840, respectively.

Cash Based Annual Incentives. These payments are determined by formula (see Annual Incentive for a description) that are correlated to earnings and growth performance for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines. The formula driven awards for Mr. Anthony and Mr. Antal were increased by the Compensation Committee. The Committee approved the following 2010 awards as listed below:

	Total 2010 award	Current (1)	Deferred (2)
Holding Company SEOs
Ernest S. Pinner	$33,800	$16,900	$16,900
James J. Antal	$25,200	$12,600	$12,600
Rodney A. Anthony	$43,500	$21,750	$21,750
Subsidiary Bank SEOs
John C. Corbett	$167,138	$100,283	$66,855
Stephen D. Young	$80,000	$80,000	$---

Note 1: Current portion of 2010 cash award, paid to the SEOs in February 2011.

Note 2: Deferred portion of 2010 cash award. These are potential future cash awards that could be paid to the SEOs in two years subject to certain terms and conditions described in “Annual Incentives” under “Compensation Components.”

Stock Based Compensation. We granted long term stock awards to the following SEOs on February 2, 2010: Mr. Corbett received a stock award of 60,000 shares of our common stock which will vest at a rate of 6,000 shares a year for ten years. Mr. Young received a stock award of 50,000 shares of our common stock which will vest at a rate of 5,000 shares a year for ten years. Mr. Anthony received a stock award of 10,000 shares of our common stock which will vest at a rate of 1,000 shares a year for ten years. Mr. Antal received a stock award of 10,000 shares of our common stock which will vest at a rate of 1,428 shares a year for seven years. Each February for a period of ten years, seven years in the case of Mr. Antal, the SEO will be issued shares of our common stock as indicated above, with no other restrictions placed on the award, other than their continued employment.

In addition to stock awards, we also granted incentive stock options to Mr. Young and Mr. Anthony on February 2, 2010, as well. Mr. Young received an option grant for 25,000 shares of the Company common stock and Mr. Anthony received an option grant for 10,000 shares. In both cases the term of the option is ten years. The shares vest at a rate of 10% per year for the first eight years and 20% during the ninth year. The exercise price is $10.92 per share, the market value at the date of grant.

Employment Agreements. On July 13, 2010 the Company entered into employment agreements with Messrs. Corbett, Antal, Young and Anthony. Mr. Corbett’s and Mr. Antal’s agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s and Mr. Anthony’s agreements were filed as Exhibits 10.14 and 10.15, respectively, to our Form 10-K filed March 7, 2011. On February 11, 2011, the Company entered into an employment agreement with Mr. Pinner, which was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011. Refer to “Employment Agreements” under “Compensation Components” for a summary description of the agreements. Also refer to the discussion entitled “Potential Payments upon Termination or Change in Control” which provides the amount of compensation each SEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Through our subsidiary Banks, we entered into Split-Dollar Agreements with each of our named SEOs during 2006. We purchased single premium life insurance on these executives, whereby, if the executive died while still employed with us, the executive’s beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds, as defined in and pursuant to the Split-Dollar Agreement. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Deferred Compensation Agreements. During 2010, each SEO, except for Mr. Pinner, entered into a Supplemental Executive Retirement Plan (“SERP”) with the Company. Mr. Pinner entered into a similar agreement in December 2008. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, Young and Anthony. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, 30% in the case of Mr. Anthony and 20% in the case of Mr. Antal. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each SEO would receive under various termination events based upon the SERP agreements.

Compensation for Fiscal Year 2011

Base Salary. There were no increases in base salaries of the SEOs effective January 1, 2011. The base salary for each of the SEOs as of January 1, 2011 is listed below:

Ernie S. Pinner	$350,000
James J. Antal	$202,000
John C. Corbett	$275,000
Stephen D. Young	$180,000
Rodney A. Anthony	$166,000

Annual Incentive Guidelines. For fiscal year 2011, the annual incentive guidelines that the SEOs are eligible for have been revised. Consistent with previous plans, the 2011 incentive compensation plans are guidelines. Once the amounts are calculated based upon the formula guidelines, the amounts must be approved by the Compensation Committee before any payment is made. The Compensation Committee, in its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

The new 2011 incentive compensation plan is based upon a tiered approach for all SEOs based upon overall corporate profitability and credit quality. In addition, the plan has actual maximum payment amounts that can be provided under the overall guidelines of the plan. The concept was to develop a plan which both focused attention on sound profitable results for the Company and also balanced an alignment with current and long-term decision making. To that end, the 2011 incentive compensation plan has both credit quality metrics which need to be achieved in order to fund the plan as well as long-term credit quality metrics that have to be achieved in order for the deferred portion of the plan to be paid out. For both the Holding Company and subsidiary bank goals they are split equally between profit and credit quality objectives for 2011.

	Incentive Opportunities – Percentage of Base Salary			Incentive Opportunities – Absolute Dollar Amounts			Goals and Objectives
	Threshold or Below	Target	Maximum	Threshold or Below	Target	Maximum	Holding Company	Subsidiary Bank	Department Goals
Holding Company
Pinner	0%	66.7%	100%	$0	$233,450	$350,000	100%
Antal	0%	56.7%	85.0%	$0	$114,534	$171,700	100%
Subsidiary Banks
Corbett	0%	56.7%	85.0%	$0	$155,925	$233,750		100%
Young	0%	43.3%	65.0%	$0	$77,940	$117,000		75%	25%
Anthony	0%	43.3%	65.0%	$0	$71,878	$107,900		75%	25%

Annual Incentive Hold Back Structure. The 2011 incentive compensation payments awarded to all SEOs will contain a holdback provision to ensure long-term focus on credit quality. For all SEOs, a portion of the incentive compensation award will be paid currently and a portion will be deferred for two years. The specific allocations for each SEO are shown in the table below. The amount of the deferred cash payment will equal the holdback percentage at date of determination (the last day of the performance year) and will be increased or decreased based on the change of the closing price of the Company’s common stock, as reported by NASDAQ, between the grant date and the vesting date, two years in the future. In addition, there are several other contingencies placed on the executive. First, the SEO must remain employed over the full two year period, otherwise the deferred amount is forfeited. Second, the credit quality needs to achieve certain performance thresholds over the two year deferral period. The credit quality is measured through a comparison to its peer group, as shown below, with regard to the average NPA ratio (NPA ratio is defined as non-performing assets divided by total assets) over the eight quarters beginning with the end of the performance year and ending on the two year anniversary date.

	Incentive Compensation Allocation		Deferred Payment Credit Triggers NPA Ratio relative to Peer Group
	Current Payment	Deferred Payment	No Payment	1/3 Payment	2/3 Payment	Payment at Maximum
Holding Company: Peer group – All Florida banks at least five years old with assets between $300 million and $3 billion
			< 40th Percentile	40th – 50th Percentile	50th – 60th Percentile	>= 60th Percentile
Pinner	50%	50%
Antal	50%	50%
Subsidiary Banks: Peer group – All Florida banks at least five years old with assets between $300 million and $3 billion
			< 40th Percentile	40th – 50th Percentile	50th – 60th Percentile	>= 60th Percentile
Corbett	50%	50%
Young	50%	50%
Anthony	50%	50%

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented, collectively our Named Senior Executive Officers, or SEOs. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. In the table directly below, equity and cash awards are shown in their entirety in the year the award related to, even if it does not vest for a lengthy period of time and/or if it is conditional upon certain events and or criteria.

name and principal position	year	salary ($)	bonus ($)	stock awards ($)	option awards ($)	non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)	Total ($)
Ernest S. Pinner,	2010	$350,000	$16,900	---	---	$16,900 (6)	$232,252 (7)	$32,531	$648,583
Principal Executive	2009	$350,000	$60,500	$60,492 (2)	---	---	$219,956 (7)	$14,899	$705,847
Officer, Chairman,	2008	$350,000	---	---	$127,400 (1)	---	$136,619 (7)	$31,815	$645,834
President, and Chief
Executive Officer
James J. Antal,	2010	$202,000	$12,600	$109,200 (4)	---	$12,600 (6)	$30,332 (7)	$20,117	$386,849
Principal Financial	2009	$190,000	$27,000	$26,998 (2)	---	---	---	$14,553	$258,551
Officer, Senior Vice	2008	$190,000	---	---	$260,500 (1)	---	---	$17,950	$468,450
President, Chief
Financial Officer, and
Corporate Secretary
John C. Corbett,	2010	$262,500	$110,733	$655,200 (5)	---	$66,855 (6)	$26,695 (7)	$18,793	$1,140,776
Executive Vice President and	2009	$210,000	$85,567	$80,000 (2)	---	---	---	$12,040	$387,607
Subsidiary Bank President	2008	$210,000	$26,508	---	$240,650 (1)	---	---	$12,171	$489,329
and Chief Executive
Officer (CenterState
Bank of Florida, N.A.)
Stephen D. Young,	2010	$180,000	$86,840	$546,000 (5)	$107,250 (1)	---	$15,327 (7)	$14,598	$950,015
Treasurer and	2009	$140,000	$103,711	$21,700 (3)	---	---	---	$10,159	$275,570
Subsidiary Bank Executive	2008	$115,000	$23,207	---	$109,400 (1)	---	---	$9,970	$257,577
Vice President (CenterState
Bank of Florida, N.A.)
Rodney A. Anthony,	2010	$166,000	$21,750	$109,200 (5)	$42,900 (1)	$21,750 (6)	$13,323 (7)	$10,796	$385,719
Chief Operations Officer and	2009	$142,667	$58,000	$9,228 (3)	---	---	---	$6,707	$216,602
Subsidiary Bank Executive	2008	$127,000	$9,271	---	$76,580 (1)	---	---	$6,080	$218,931
Vice President (CenterState
Bank of Florida, N.A.)

(1) Represents the estimated fair value of incentive stock options awarded as of the grant date. Exercise prices range from a low of $10.92 per share to a high of $15.87 per share. The terms are ten years and the vesting periods range from five to nine years as of the date of grant.

(2) A portion of the annual cash bonus payment was paid in restricted stock that does not vest until December 21, 2011, two years after the grant date. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(3) Restricted stock grants that vest over a period of five years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(4) Restricted stock grant that vest over a period of seven years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(5) Restricted stock grant that vest over a period of ten years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(6) Represents a portion of the current year’s incentive performance bonus that is a potential cash payment to be paid in two years from the end of the performance year subject to meeting certain future credit related metrics. The potential cash payment may also be increased or decreased relative to the performance of the Company’s common stock during the two year period.

(7) Represents the change in the accrual balance relating to Supplemental Executive Retirement Plans (“SERPs”) entered into between the Company and the executive listed above.

Subsidiary Table – All Other Compensation

name of SEO	year	Company contributions to 401(K) Plan (1)	country club dues	Director fees	disability insurance payments (2)	all other (3)	Total
Ernest S. Pinner	2010	$6,899	$7,678	$16,550	---	$1,404	$32,531
	2009	$7,143	$6,432	---	---	$1,324	$14,899
	2008	$16,380	$12,079	---	---	$3,356	$31,815
James J. Antal	2010	$8,080	$5,644	---	$4,864	$1,529	$20,117
	2009	$7,600	$5,464	---	---	$1,489	$14,553
	2008	$10,792	$4,766	---	---	$2,392	$17,950
John C. Corbett	2010	$9,772	$3,183	---	$4,677	$1,161	$18,793
	2009	$8,403	$2,570	---	---	$1,067	$12,040
	2008	$8,400	$2,648	---	---	$1,123	$12,171
Stephen D. Young	2010	$7,237	$3,724	---	$2,525	$1,112	$14,598
	2009	$5,602	$3,448	---	---	$1,109	$10,159
	2008	$4,600	$4,159	---	---	$1,211	$9,970
Rodney A. Anthony	2010	$6,640	---	---	$3,156	$1,000	$10,796
	2009	$5,707	---	---	---	$1,000	$6,707
	2008	$5,080	---	---	---	$1,000	$6,080

(1) The Company matches employee contributions up to 4% of qualifying compensation for substantially all of its employees. In addition, the Company may make a discretionary contribution to employee 401K accounts subject to that particular business unit’s profitability for the year. Certain discretionary contributions were made in 2008, but not for 2009 or 2010.

(2) The Company has made cash payments to certain executives related to long term disability insurance pursuant to the terms of the executive’s employment agreement.

(3) Included in this category are certain contributions paid by the Company to the employee’s H.S.A. health insurance account and the imputed value of certain BOLI split dollar agreements.

For 2010, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2010 salary and bonus as a percentage of total compensation
	combined salary and bonus	as percentage of total compensation
Ernest S. Pinner	$366,900	57%
James J. Antal	$214,600	54%
John C. Corbett	$373,233	33%
Stephen D. Young	$266,840	28%
Rodney A. Anthony	$187,750	49%

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2010 or in prior years. Our named executives have received incentive stock option grants and restricted stock grants during 2010 and in years prior to 2010, but they were not plan-based. These options were awarded at the discretion of the Compensation Committee and/or the Board of Directors. Some of our executive’s 2010 cash bonus payments were partially deferred for a period of two years. This potential deferred payment is subject to certain future credit metrics, and could possibly be reduced to zero. These deferred payments were included in the Summary Compensation Table above, and described in note 6 to that table.

Restricted stock grants and incentive stock option grants awarded to our named executives during 2010 are listed in the table below.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James J. Antal	2/2/10	----	----	----	----	----	----	10,000	----	$10.92	$109,200
John C. Corbett	2/2/10	----	----	----	----	----	----	60,000	----	$10.92	$655,200
Stephen D. Young	2/2/10	----	----	----	----	----	----	50,000	----	$10.92	$546,000
	2/2/10	----	----	----	----	----	----	----	25,000	$10.92	$107,250
Rodney A. Anthony	2/2/10	----	----	----	----	----	----	10,000	----	$10.92	$109,200
	2/2/10	----	----	----	----	----	----	----	10,000	$10.92	$42,900

Outstanding Equity Awards at December 31, 2010

The table below identifies each incentive stock option award and restricted stock award granted to the named executives that remains outstanding at December 31, 2010. Pursuant to our Incentive Equity Incentive Plan (“Plan”), our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) or Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted pursuant to our 2007 Equity Incentive Plan also have ten year terms, with various vesting periods ranging from three to nine years. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2010

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
name and principal position	exercisable	unexercisable
Ernest S. Pinner	32,000	---	---	$6.405	04/02/11	---	---	---	---
	10,000	---	---	$9.75	01/14/13	---	---	---	---
	200,000	---	---	$15.50	12/14/14	---	---	---	---
	10,400	15,600 (1)	---	$15.16	02/05/18	---	---	---	---
	---	---	---	---	---	5,839 (4)	$46,245 (5)	---	---
James J. Antal	13,500	---	---	$6.405	04/02/11	---	---	---	---
	10,000	---	---	$9.755	12/09/13	---	---	---	---
	20,000	---	---	$15.50	12/14/14	---	---	---	---
	6,000	24,000 (2)	---	$15.16	02/05/18	---	---	---	---
	8,000	12,000 (3)	---	$15.87	12/09/18	---	---	---	---
	---	---	---	---	---	2,606 (4)	$20,640 (5)	---	---
	---	---	---	---	---	10,000 (6)	$79,200 (5)	---	---
John C. Corbett	12,000	---	---	$9.50	01/21/13	---	---	---	---
	20,000	---	---	$9.60	10/14/13	---	---	---	---
	7,000	28,000 (2)	---	$15.16	02/05/18	---	---	---	---
	2,000	8,000 (2)	---	$13.40	04/29/18	---	---	---	---
	---	---	---	---	---	7,722 (4)	$61,158 (5)	---	---
	---	---	---	---	---	60,000 (7)	$475,200 (5)	---	---
Stephen D. Young	4,000	---	---	$9.55	02/18/13	---	---	---	---
	4,000	16,000 (2)	---	$15.16	02/05/18	---	---	---	---
	---	25,000 (2)	---	$10.92	02/02/20	---	---	---	---
	---	---	---	$15.16	02/05/18	---	---	---	---
	---	---	---	---	---	1,200 (8)	$9,504 (5)	---	---
	---	---	---	---	---	50,000 (7)	$396,000 (5)	---	---

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
name and principal position	exercisable	unexercisable
Rodney A. Anthony	6,000	---	---	$17.25	04/05/15	---	---	---	---
	2,800	11,200 (2)	---	$15.16	02/05/18	---	---	---	---
	---	10,000 (2)	---	$10.92	02/02/20	---	---	---	---
	---	---	---	---	---	720 (8)	$5,702 (5)	---	---
	---	---	---	---	---	10,000 (7)	$79,200 (5)	---	---

(1)	These options will vest and became exercisable at a rate of 20% per year commencing on February 5, 2009 and become 100% vested on February 5, 2013.
(2)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.
(3)	These options vest and are exercisable at a rate of 20% per year commencing on December 9, 2009 and become 100% vested on December 9, 2013.
(4)	These are restricted stock grants awarded on December 21, 2009 and become exercisable on December 21, 2011.
(5)	Market value is based on the closing price of the Company common stock at December 31, 2010 ($7.92) times the number of unvested restricted shares.
(6)	These are restricted stock grants award on February 2, 2010 and are exercisable over a seven year period from the grant date.
(7)	These are restricted stock grants award on February 2, 2010 and are exercisable over a ten year period from the grant date.
(8)	These are restricted stock grants award in 2009 and are exercisable over a four year period from the date of grant.

Option Exercises and Stock Vested

Stock awards acquired on vesting and stock options exercised by our named executives during 2010 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest S. Pinner	32,180	$112,308	----	----
James J. Antal	5,000	$24,275	----	----
John C. Corbett	10,056	$45,855	----	----
Stephen D. Young	----	----	400	$4,836
Rodney A. Anthony	----	----	240	$2,366

Stock Option Plans

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 700,000 shares of the Company common stock. Of this amount, 600,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. On April 28, 2009, our shareholders approved an amendment to the 2007 Plan increasing the authorized shares by 650,000 to a total of 1,350,000 shares. During 2010, we granted employee incentive stock options for 70,800 shares, with a weighted average exercise price of $10.76 per share, pursuant to this plan.

Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant and vesting occurs over a nine year peiod. In addition to incentive stock options, we also granted 25,500 shares of restricted stock awards (“RSAs”) pursuant to the 2007 Plan during 2010. The RSAs vest within a range of five to ten years.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options became 25% vested immediately as of the grant date and continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. There were no stock options granted pursuant to the 1999 Plan subsequent to December 31, 2006. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2010 there were 421,454 stock options outstanding which were granted pursuant to the 1999 Plan, all of which were currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, the Company assumed and converted the stock option plans of its subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2010, they represented exercisable options for 66,800 shares of the Company’s common stock.

In 2004, the Company’s shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 400,000, which amount shall be increased on December 31 of each calendar year. At December 31, 2010, there were no options outstanding pursuant to this plan, and no activity occurred during the twelve month periods ending December 31, 2010, 2009, 2008 and 2007 relating to our ESPP.

All of our equity compensation plans have been approved by our shareholders. Subsequent to the April 24, 2007 approval of the CenterState 2007 Equity Incentive Plan, management froze the 1999 Plan and the ESPP and does not intend to grant future awards from either plan.

A summary of the status of our stock option plans at December 31, 2010 is presented below:

	December 31, 2010
	Number	Weighted Average Exercise Price
Stock Options
Options outstanding at January 1, 2010	1,319,846	$13.39
Granted	70,800	$10.76
Exercised	(90,592)	$7.38
Forfeited	(35,000)	$16.56

Options outstanding at December 31, 2010	1,265,054	$13.59

Options exercisable at December 31, 2010	645,754	$13.43

Weighted average fair value of options granted during the period per share	$4.25

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	488,254	$12.98	104,760 (1)
2007 Equity Incentive Plan	776,800	14.00	374,110 (2)
Employee Stock Purchase Plan (“ESPP”)	----	----	1,739,242 (3)
Equity compensation plans not approved by shareholders:	----	----	----
Total	1,265,054	$13.59	2,218,112
(1)	Management has frozen the 1999 Plan and does not intend to grant future awards pursuant to this Plan.
(2)	Also excludes 197,210 shares of restricted stock awards granted pursuant to the 2007 Equity Incentive Plan and unissued as of December 31. 2010.
(3)	Management has frozen the ESPP and does not intend to grant future awards pursuant to this Plan.

Pension Benefits

The Company has entered into Supplemental Executive Retirement Plans (“SERP”) with certain of its executive officers. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, Young and Anthony. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, 30% in the case of Mr. Anthony and 20% in the case of Mr. Antal.

Summary of Mr. Pinner’s SERP agreement:

On December 30, 2008, the Company entered into a SERP agreement with Mr. Pinner. Pursuant to the terms of the SERP, upon normal retirement date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments for a period of fifteen years. If Mr. Pinner becomes disabled before his normal retirement date he will be entitled to an annual benefit of $150,000 for a period of fifteen years. If Mr. Pinner’s employment is terminated prior to his normal retirement, he is entitled to the related accrual balance as of the date of termination to be paid in cash in a lump sum within thirty days following separation of service. Mr. Pinner is vested 100% in the current accrual balance, which is $588,827 at December 31, 2010. If a change of control occurs prior to Mr. Pinner’s normal retirement date, he shall be entitled to a lump sum cash payment of $1,366,187 plus a potential additional cash payment if any benefit payable under this plan or any other agreement would create an excise tax under the excess parachute rules of Internal Revenue Code Section 280G.

Summary of SERP agreements with Messrs. Corbett, Young, Anthony and Antal:

On July 13, 2010, the Company entered into SERP agreements with Messrs. Corbett, Young, Anthony and Antal. Pursuant to the terms of the SERP agreements, upon normal retirement date, defined as age 65, Messrs. Corbett, Young, Anthony and Antal will be entitled to 35%, 35%, 30% and 20%, respectively, of their Final Pay. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits Messrs. Corbett, Young, Anthony and Antal could be entitled to receive starting at age 65 is approximately $352,800, $412,600, $161,500 and $51,100, respectively. The annual benefit payments will be paid for the life of the executive with an eighteen year certain payment. In the case of Messrs. Corbett, Young and Anthony, the expected annual benefit payment that they are expected to receive at age 65 will increase by 3.25% each year thereafter.

Assumptions used to arrive at estimated annual benefits at age 65 include using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%, 6.25%, 5.25% and 4.00% for Messrs. Corbett, Young, Anthony and Antal, respectively.

Early Retirement: An executive can elect early retirement at age 55 or older if the executive has at least 15 years of service. Upon early retirement, the annual benefit will be reduced based on the Accrual Balance as of the month end prior to separation from service.

Early Voluntary Termination: If early voluntary termination occurs, the benefit payable is the Accrual Balance determined as of the end of the month preceding separation from service subject to vesting. The executive is 0% vested in his Accrual Balance until December 30, 2014. Starting at December 31, 2014, the executive is 50% vested in his Accrual Balance and shall become 100% vested in his Accrual Balance on December 31, 2019.

Early Involuntary Termination: If Early Involuntary Termination occurs the benefit is 100% of the Accrual Balance determined as of the end of the month preceding separation from service plus the projected accruals for the next 60 months following separation from service for the first five years of the plan. Beginning with the sixth plan year the benefit amount will equal the projected Accrual Balance as of the end of the tenth plan year. During the eleventh plan year and beyond, the benefit amount will equal the Accrual Balance as of the end of the month preceding separation from service.

Disability Benefit: If the executive becomes disabled prior to normal retirement, the benefit is 100% of the Accrual Balance determined as of the end of the month preceding such disability.

Change in Control Benefit: If a Change in Control occurs prior to normal retirement age, the benefit will be the present value determined as of the date of the Change in Control, using a 6% discount rate, of the present value, also using a 6% discount rate, of the eighteen year stream of payments of the projected benefit at normal retirement age.

Based on assumptions discussed above, the table below summarizes the annual projected normal retirement benefit at commencement for our named executives.

	commencement date	projected annual retirement benefit at commencement
Ernest S. Pinner	12/15/13	$150,000
John C. Corbett	11/15/33	$352,800
James J. Antal	12/2/16	$51,100
Stephen D. Young	3/2/41	$412,600
Rodney A. Anthony	1/14/33	$161,500

The SERP Agreements for Messrs. Pinner, Corbett, Antal, Young and Anthony can be located on Form 8-K Exhibit 10-1 filed on December 31, 2008, Form 8-K Exhibits 10.1 and 10.2 filed on July 14, 2010, and Form 10-K Exhibits 10.1 and 10.2 filed on March 7, 2011, respectively.

2010 Pension Table

Name	Plan Name	number of years credited service	present value of accumulated benefit	payments during last fiscal year
Ernest S. Pinner	SERP agreement 12/30/08	11	$588,827	---
John C. Corbett	SERP agreement 7/14/10	11	$26,695	---
James J. Antal	SERP agreement 7/14/10	11	$30,332	---
Stephen D. Young	SERP agreement 7/14/10	8	$15,327	---
Rodney A. Anthony	SERP agreement 7/14/10	5	$13,323	---

Potential Payments upon Termination or Change in Control

On July 13, 2010 the Company entered into employment agreements (“Agreement(s)”) with Messrs. Corbett, Antal, Young and Anthony. Mr. Corbett’s and Mr. Antal’s Agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s and Mr. Anthony’s Agreements were filed as Exhibits 10.14 and 10.15, respectively, to our Form 10-K filed March 7, 2011. On February 11, 2011, the Company entered into an employment agreement (“Agreement”) with Mr. Pinner, which was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011.

The Agreements contain certain non compete and non solicitation restrictions. If termination occurs pursuant to a Change in Control, the non compete and non solicitation restrictions do not apply. If the Named SEO voluntarily terminates with good reason or is involuntarily terminated without cause, he will be entitled to a lump sum cash payment equal to one times (two times in the case of Mr. Pinner) the highest annual compensation as reported on the Named SEO’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, pursuant to the terms of the Agreement. If a Change in Control occurs during the term of the Agreement, the Named SEO will be entitled to a cash payment equal to two and one half times (three times in the case of Messrs. Corbett, Young and Anthony) the highest annual compensation as reported on the Named Executive’s Form W-2 over the three-year period immediately preceding the year in which the Change in Control occurs.

Our Named SEOs did not have any in the money unvested stock options at December 31, 2010. The following table summarizes the payments that would have been made to our Named SEOs at December 31, 2010 pursuant to their Agreements and under the circumstances indicated.

2010 Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination	Voluntary with good reason	Voluntary	Involuntary without cause	Involuntary for cause	CIC	Death	Disability
Ernest S. Pinner
Salary	$881,414	---	$881,414	---	$1,101,768	---	---
SERP	$588,827	$588,827	$588,827	$588,827	$1,366,187	$588,827	$1,366,187
BOLI split dollar agreement	---	---	---	---	---	$226,998	---
Restricted stock grants (1)	---	---	---	---	$46,245	---	---
Potential payment for tax gross-up pursuant to section 280G of the IRC	---	---	---	---	$476,896	---	---
John C. Corbett
Salary	$327,566	---	$327,566	---	$749,337	---	---
SERP	---	---	$305,243	---	$1,250,222	$26,695	$26,695
BOLI split dollar agreement	---	---	---	---	---	$82,264	---
Restricted stock grants (1)	---	---	---	---	$536,358	---	---
Potential payment for tax gross-up pursuant to section 280G of the IRC	---	---	---	---	$942,534	---	---
James J. Antal
Salary	$229,872	---	$229,872	---	$487,820	---	---
SERP	---	---	$346,831	---	$394,319	$30,332	$30,332
BOLI split dollar agreement	---	---	---	---	---	$83,555	---
Restricted stock grants (1)	---	---	---	---	$99,840	---	---
Potential payment for tax gross-up pursuant to section 280G of the IRC	---	---	---	---	$303,859	---	---
Stephen D. Young
Salary	$260,837	---	$260,837	---	$433,899	---	---
SERP	---	---	$175,257	---	$942,622	$15,327	$15,327
BOLI split dollar agreement	---	---	---	---	---	$74,585	---
Restricted stock grants (1)	---	---	---	---	$402,336	---	---
Potential payment for tax gross-up pursuant to section 280G of the IRC	---	---	---	---	$685,425	---	---
Rodney A. Anthony
Salary	$200,836	---	$200,836	---	$417,411	---	---
SERP	---	---	$152,338	---	$601,744	$13,323	$13,323
BOLI split dollar agreement	---	---	---	---	---	---	---
Restricted stock grants (1)	---	---	---	---	$84,902	---	---
Potential payment for tax gross-up pursuant to section 280G of the IRC	---	---	---	---	$427,216	---	---

Note 1: Acceleration of vesting related to restricted stock grants. Value used in the table above is equal to the amount of unvested restricted shares at December 31, 2010 times $7.92 per share, the market value of the Company’s common stock at December 31, 2010 as reported by NASDAQ.

DIRECTOR COMPENSATION

We have 12 directors, two of whom are also named executive officers. Ernest S. Pinner is our Principal Executive Officer, President and CEO and Mr. Corbett, who was appointed a director on February 2, 2011, is our Executive Vice President and is the President and CEO of our lead subsidiary bank. Mr. Pinner is also the Chairman of our Board of Directors. Effective April 1, 2010, Mr. Pinner began to receive customary director fees. The remaining 11 directors received fees for attending board meetings and for committee meetings for 2010 as listed below.

Board of Director fees

Each director, except for Mr. Corbett, received a fee of $750 for each meeting attended. They each received a fee of $250 for any telephonic meeting in which they participated, except for Mr. Corbett. We do not pay retainer fees to any of our directors except those members of the audit committee described below.

Audit Committee fees

Members of our audit committee, except for Mr. Nunez, our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002, each received a fee of $700 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also receives a fee of $200 for each telephonic meeting in which they participated. In addition, the chairman of the committee receives a quarterly retainer fee of $2,500 and each member receives a quarterly retainer fee of $2,000. Mr. Nunez does not receive fees for attending meetings, but does receive a quarterly retainer fee of $12,000.

Compensation Committee fees

Members of our compensation committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Nominating Committee fees

Members of our nominating committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Other Director fees

Several of our directors are also directors of one or both of our subsidiary banks. Directors of our subsidiary Banks also receive board of director fees for serving on that subsidiary bank’s board of directors and/or board of director committees. Total board of director fees, including committee fees and subsidiary bank board fees paid to our directors during 2010 totaled $217,350 and our included in the DIRECTOR COMPENSATION TABLE below.

Our Board of Directors held 12 meetings during 2010. Four were in person and eight by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he or she has been a director, except for Mr. Foster, who attended 58%.

The tables below summarize the number of board meetings and principal committee meetings held during 2010 and the attendance record of each of our directors. Mr. Corbett was not a director during 2010, and as such is not included in the list below.

Board of Directors Meetings

	number of meetings held			number of meetings attended
Board of Directors	in person	by telephone	Total	in person	by telephone	total
Ernest S. Pinner (chairman)	4	8	12	4	8	12
James H. Bingham	4	8	12	3	8	11
G. Robert Blanchard, Jr.	4	8	12	4	8	12
C. Dennis Carlton	4	8	12	4	8	12
Frank M. Foster, Jr. (2)	4	8	12	2	5	7
Gail Gregg-Strimenos	4	8	12	4	8	12
Bryan W. Judge, Jr.	4	8	12	4	7	11
Samuel L. Lupfer, IV	4	8	12	4	6	10
Lawrence W. Maxwell (1)	3	6	9	3	6	9
Rulon D. Munns	4	8	12	4	8	12
G. Tierso Nunez, II	4	8	12	4	7	11
Thomas E. Oakley	4	8	12	4	8	12
J. Thomas Rocker	4	8	12	4	7	11

Note 1: Mr. Maxwell resigned his board of director position in August 2010.

Note 2: Mr. Foster resigned his board of director position in February 2011.

Audit Committee Meetings

	number of meetings held			number of meetings attended
audit committee members	in person	by telephone	total	in person	by telephone	Total
J. Thomas Rocker (chairman)	5	--	5	5	--	5
Thomas E. Oakley	5	--	5	5	--	5
G. Tierso Nunez, II (financial expert)	5	--	5	5	--	5
G. Robert Blanchard, Jr.	5	--	5	4	--	4
C. Dennis Carlton	5	--	5	5	--	5

Compensation Committee Meetings
	number of meetings held			number of meetings attended
compensation committee members	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	3	2	5	3	2	5
Bryan W. Judge, Jr.	3	2	5	3	2	5
J. Thomas Rocker	3	2	5	3	2	5
Gail Gregg-Strimenos	3	2	5	3	2	5

Nominating Committee Meetings
	number of meetings held			number of meetings attended
nominating committee	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	1	---	1	1	---	1
James J. Bingham	1	---	1	1	---	1
Gail Gregg-Strimenos	1	---	1	1	---	1

Our director compensation for 2010 is shown below in the Director Compensation Table. Mr. Corbett was not a director during 2010 and as such is not included in the list below.

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$12,600	---	---	---	---	---	$12,600
G. Robert Blanchard, Jr.	$20,000	---	---	---	---	---	$20,000
C. Dennis Carlton	$23,100	---	---	---	---	---	$23,100
Frank M. Foster, Jr. (2)	$2,750	---	---	---	---	---	$2,750
Gail Gregg-Strimenos	$7,300	---	---	---	---	---	$7,300
Bryan W. Judge	$11,000	---	---	---	---	---	$11,000
Samuel Lupfer	$8,200	---	---	---	---	---	$8,200
Lawrence W. Maxwell (1)	$4,000	---	---	---	---	---	$4,000
Rulon D. Munns	$10,400	---	---	---	---	---	$10,400
G. Tierso Nunez II	$52,750	---	---	---	---	---	$52,750
Thomas E. Oakley	$22,950	---	---	---	---	---	$22,950
Ernest S. Pinner	$16,550	---	---	---	---	---	$16,550
J. Thomas Rocker	$25,750	---	---	---	---	---	$25,750

Note 1: Mr. Maxwell resigned his board of director position in August 2010.

Note 2: Mr. Foster resigned his board of director position in February 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Oakley, Rocker, Judge and Ms. Gregg-Strimenos, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity, which has an executive officer or director serving as a member of the Company’s Compensation Committee or Board of Directors. In addition, no executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

CERTAIN RELATED TRANSACTIONS

Our subsidiary Banks have outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectibility or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related party transactions since January 1, 2010 which were required to be reported in this Proxy Statement were approved by either, the Audit Committee, the Board of Directors or the Board of Directors of the subsidiary bank at which the transaction occurred.

We purchase substantially all of our business insurance through an insurance broker company at which director Lupfer previously was a divisional president and in which he previously had an ownership interest. Subsequent to January 1, 2009, Mr. Lupfer is an employee of this insurance company, with no ownership or management position. During 2010, Mr. Lupfer reported total commission paid to this insurance company for business related to CenterState of approximately $148,000. We also paid legal fees of approximately $162,000 during 2010 to a firm at which director Munns is a partner.

NOMINATING COMMITTEE

We have established a nominating committee of the Board of Directors consisting of directors Oakley (Chairman), Bingham and Gregg-Strimenos, each of whom is an independent director as defined under the rules of the National Association of Securities Dealers. The committee held one meeting during 2010. The nominating committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.centerstatebanks.com. We do not have a formal diversity policy. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on CenterState matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The nominating committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Messrs. Rocker, Oakley, Nunez, Blanchard and Carlton each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the National Association of Securities Dealers. The Committee members served for the entire year of 2010. Mr. Nunez, has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez properly qualified and that he meets the criteria for “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held five meetings during 2010. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.centerstatebanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2010 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2010. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2010.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

J. Thomas Rocker, Chairman

G. Tierso Nunez II

Thomas E. Oakley

G. Robert Blanchard, Jr.

C. Dennis Carlton

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these Proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. For fiscal 2010, the principal compensation components for our executive officers were: base salary, annual bonus, and equity-based incentive compensation. Please read the section entitled “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This “say-on-pay” vote is advisory, and therefore is not binding on CenterState, the Compensation Committee or our Board of Directors. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

The board of directors unanimously recommends a vote “FOR” the approval of the resolution above, relating to the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTING ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the advisory vote in the preceding proposal) should occur every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for CenterState, and therefore our Board of Directors recommends that you vote for a three-year interval for the future advisory voting on executive compensation.

In formulating its recommendation, our Board of Directors considered that given the nature of our compensation programs, a triennial vote would be sufficient for our shareholders to provide us with their input on our compensation philosophy, policies and shareholders practices. In making this decision, our Board considered a number of factors, including the following:

•

Our compensation program is designed to reward the achievement of short-term, long-term and strategic goals that are closely aligned with the soundness of CenterState and the interests of our shareholders and encourages appropriate decision making regarding the long-term value of CenterState;

•	A three-year cycle will provide shareholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of CenterState;

•

Many shareholders will have to process other say-on-pay related proposals included in proxy statements of other companies and may rely on proxy advisory firms, which evaluate the compensation programs of thousands of public companies for vote recommendations. We believe holding a say-on-pay vote every three years, rather than annually, provides our shareholders and their proxy advisory firms with a greater ability to conduct detailed and thorough analyses and to make recommendations to our shareholders.

•

A three-year vote cycle gives our Board of Directors and Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•

[Nasdaq] rules require CenterState to seek shareholder approval for new employee equity compensation plans and material revisions to these plans. This requirement provides our shareholders with the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur; and

•

Our Board of Directors will continue to engage with our shareholders on executive compensation during the period between shareholder votes. As discussed elsewhere in this proxy statement, CenterState provides shareholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

We understand that our shareholders may have different views as to what is the best approach, and we look forward to hearing from our shareholders on this Proposal.

You may cast a vote on our preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders (with abstentions and broker non-votes not being treated as votes “cast”) will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or CenterState in any way, our board may decide that it is in the best interests of our shareholders and CenterState to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation.

The board of directors unanimously recommends a vote “FOR” the option of once every three year as the frequency with which shareholders are asked in the future to provide an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2011. Crowe Horwath LLP has audited our consolidated financial statements for the three year period ending December 31, 2010. While we are not required to do so, we are submitting the appointment of Crowe Horwath LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP to serve as the independent registered public accounting firm for the year ending December 31, 2011.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2010 and 2009.

	2010	2009
Audit fees	$340,500	$241,500
Audit-related fees	152,975	65,600
Tax fees	---	---

Subtotal	493,475	307,100
All other fees	---	---

Total fees	$493,475	$307,100

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2010 and 2009 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. In 2010 these fees were for services performed related to the Company’s public stock offering in July 2010, to the opening balance sheet audits of three failed financial institutions acquired from the FDIC, various consultations regarding FDIC assisted transactions, and other related services. In 2009 these fees were for services performed related to the Company’s two shelf registrations, capital offering and other related services.

3)	Tax Fees – These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2010 or 2009.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, who are the auditors of our consolidated financial statements.

Pre-Approval Policies and Procedures

The Audit Committee has implemented procedures under an Audit Committee Pre-Approval Policy of Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to the Company are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant or specific audit and non-audit services, within approved monitoring limits. If a proposed service has not been pre-approved pursuant to the policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by the Company’s independent accountant. Any pre-approved service exceeding the pre-approved monitoring limits requires specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals of our shareholders intended to be presented at our 2012 Annual Meeting of Shareholders must be received by us at our principal executive office on or before December 1, 2011, in order to be included in our proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2010, all Section 16(a) filings applicable to our officers and directors were complied within a timely fashion, except for Director Judge who filed a late Form 4 reporting a number of sales aggregating 51,590 shares. Mr. Judge reported four sale dates between May 3 and May 18, 2010, which he reported on May 26, 2010. The reports were late between 6 and 21 days. The late reporting was due to an oversight.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2010, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: James J. Antal.

CenterState Banks, Inc.

VOTE BY INTERNET QUICK ««« EASY ««« IMMEDIATE

As a stockholder of CenterState Banks, Inc, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m,. Eastern Time, on April 27, 2011.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

1. ELECTION OF DIRECTORS				PROXY		Please mark your votes like this ☒
☐	FOR the election of directors of all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY To vote for all nominees listed below		2.	Approval for authority to vote for the proposal to approve our advisory (non-binding) resolution relating to executive compensation. ☐ FOR ☐ AGAINST ☐ ABSTAIN
NOMINEES: 1. JAMES H . BINGHAM 5. BRYAN W. 9. THOMAS E. JUDGE OAKLEY 2. G. ROBERT 6. SAMUEL L. 10. ERNEST S. PINNER BLANCHARD, JR. LUPFER IV 3. C. DENNIS CARLTON 7. RULON D. 11. J. THOMAS MUNNS ROCKER 4. JOHN C . CORBETT 8. G. TIERSO 12. GAIL NUNEZ II GREGG-STRIMENOS					3.

Advisory (non-binding) vote on frequency of advisory vote on named executive officer compensation.

☐  3 YEARS     ☐  2 YEARS     ☐  1 YEAR     ☐  ABSTAIN

Management recommends a vote for shareholder approval every three years on Item 3.

(INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual’s name)					4.	Approval for authority to vote for the non-binding proposal to ratify the appointment of the independent registered public accounting firm. ☐ FOR ☐ AGAINST ☐ ABSTAIN
					☐	Please mark here if you intend to attend the Annual Meeting of Shareholders.
						COMPANY ID: PROXY NUMBER:

						ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.
Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE APRIL 28, 2011 SHAREHOLDER MEETING: OUR PROXY STATEMENT AND 2010 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.CENTERSTATEPROXY.COM

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

REVOCABLE PROXY

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2011.

CenterState Banks, Inc.

The undersigned hereby appoints J. Thomas Rocker and Stephen D. Young, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2011 beginning at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL (ON A NON-BINDING AND AN ADVISORY BASIS) OF THE EXECUTIVE COMPENSATION, FOR APPROVAL (ON NON-BINDING AND AN ADVISORY BASIS) OF FUTURE TRIENNIAL ADVISORY VOTING ON THE ADVISORY VOTING ON THE EXECUTIVE COMPENSATION AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

(Continued, and to be marked, dated and signed, on the other side)